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                                                                    EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm


The Partners

South Pacific Tyres:

We consent to the inclusion in this registration statement on Amendment No. 1 to Form S-1 of The Goodyear Tire & Rubber Company of our report dated October 13, 2004, except for notes 31, 32 and 33 which are as of March 15, 2005, with respect to the consolidated statements of financial position of South Pacific Tyres as of June 30, 2004, 2003 and 2002, and the related consolidated statements of financial performance, partners' equity and cash flows for each of the years in the three-year period ended June 30, 2004, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the Partnerships' restatement of its description of significant differences between generally accepted accounting principles in Australia and generally accepted accounting principles in the United States and their effects on financial performance and partners' equity for each of the years in the two-year period ended June 30, 2003.





/s/KPMG


Melbourne, Australia


December 9, 2005